Filed Pursuant to Rule 424(b)(3)
Registration No. 333-128299
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED OCTOBER 20, 2005,
AS SUPPLEMENTED DECEMBER 1, 2005)
LIFEPOINT HOSPITALS, INC.
$225,000,000
3.25% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2025
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES

       This prospectus supplement relates to resales by the selling securityholders of 3.25% Convertible Senior Subordinated Debentures due 2025 and the common stock issuable upon conversion of the Debentures (including preferred stock purchase rights attached to the common stock under our stockholder rights plan). We will not receive any proceeds from the offering of these securities by the selling securityholders.
      This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, our prospectus dated October 20, 2005 and our prospectus supplement dated December 1, 2005.
Investing in these securities involves risks. You should carefully review the discussion under the heading “Risk Factors” beginning on page 10 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is January 13, 2006

      The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by adding the information below with respect to securityholders not previously listed in the prospectus or in any amendments or supplements thereto and superseding the information with respect to securityholders previously listed in the prospectus or any amendments or supplements thereto.
SELLING SECURITYHOLDERS

	Principal Amount of Debentures at
	Maturity		Number of Shares of Common Stock

	Principal Amount of			Percentage of
	Debentures	Percentage of	Number of Shares of	Outstanding Shares
	Beneficially Owned and	Debentures	Common Stock That	of Common
	That May be Sold	Outstanding	May be Sold (1)	Stock(2)

Advent Convertible Master (Cayman)	7,834,000	3.5%	127,964.5	*
DBAG London(3)	4,700,000	2.1%	76,772.2	*
Family Service Life Insurance Co.(4)	200,000	*	3,266.9	*
Guardian Life Insurance Co.(4)	8,300,000	3.7%	135,576.4	*
Guardian Pension Trust(4)	500,000	*	8,167.3	*
Janus Advisor High Yield Fund(5)	7000	*	114.3	*
Janus High Yield Fund(5)	1,325,000	*	21,643.2	*
Janus World Funds — US High Yield Fund(5)	2,445,000	1.1%	39,937.9	*
S.G. Americas Securities, LLC(6)	758,000	*	12,381.6	*
UBS (LUX) Bond Sicav — Convert Global (USD) B	1,400,000	*	22,868.3	*
UBS Securities LLC	1,005,000	*	16,416.2	*

*	Less than 1%.

(1)	The number of shares of our common stock issuable upon conversion of the Debentures assumes a selling securityholder would receive the maximum number of shares of common stock issuable in connection with the conversion of the full amount of Debentures held by such selling securityholder at the initial conversion rate of 16.3345 shares of our common stock per $1,000 in principal amount of the Debentures. Because we will pay cash in lieu of fractional shares upon conversion in accordance with the indenture, the total number of shares of common stock that may be sold as presented in this table may exceed the sum of the shares that each of the selling securityholders will hold upon conversion. The conversion rate and the number of shares issuable upon conversion of the Debentures may adjust under circumstances described under “Description of Debentures — Conversion Rights — Conversion Rate Adjustments.” Accordingly, the maximum number of shares of our common stock issuable upon conversion of the Debentures may increase or decrease from time to time.

(2)	Calculated based on 57,094,265 shares of common stock outstanding on September 30, 2005. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of the holder’s debentures, but we did not assume conversion of any other holder’s debentures and we included any shares reported by the selling securityholder as being beneficially owned by such holder in addition to the registrable shares.

(3)	Selling securityholder is an affiliate of a broker-dealer, purchased such securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, the selling securityholder had no agreement or understanding, directly or indirectly, with any person to distribute the securities (based on information provided to us by the selling securityholder).

(4)	Park Avenue Securities LLC and Guardian Investor Services LLC are broker dealers which are indirect, wholly owned subsidiaries of the Guardian Life Insurance Co. of America.

(5)	Janus Capital Management LLC serves as the Investment Advisor to the Janus funds. Janus Distributions LLC is a wholly-owned subsidiary of Janus Capital Management LLC. Janus Distributors is registered as a broker-dealer under the Securities and Exchange Act of 1934 and is a member of the National Association of Dealers, Inc. Janus Distributors acts as the agent of the selling securityholders in connection with the sale of their shares.

(6)	Selling securityholder is a broker-dealer and therefore an underwriter (based on information provided to us by the selling securityholder).

      You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information, and you should not rely on any such information. The securities covered by this prospectus are not offered in any jurisdiction where offers to sell, or solicitations of offers to purchase, such securities are unlawful. You should not assume that the information in this prospectus, and the documents incorporated by reference herein, is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates.
LIFEPOINT HOSPITALS, INC.
3.25% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2025
AND
COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED OCTOBER 20, 2005,
AS SUPPLEMENTED DECEMBER 1, 2005)
January 13, 2006